STATE OF WYOMING

Office of the
Secretary of State

United States of America
}ss.
State of Wyoming

I, JOSEPH B. MEYER, Secretary of State of the State of Wyoming, do hereby certify that according to the records in the office of the Secretary of State of Wyoming, MAXLIFE FUND CORP is a corporation organized and existing under the laws of the state of Wyoming, whose date of incorporation is January 9, 2006 and whose period of duration is perpetual.

I FURTHER CERTIFY that this corporation has filed all annual reports and paid all annual license taxes to date, or is not yet required to file such annual reports; and that Articles of Dissolution have not been filed, thus making the corporation in existence in the state of Wyoming.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State of Wyoming. Done at Cheyenne, the Capital, this 25th day of January A.D., 2006.

[SEAL]                           /s/ Joseph B. Meyer_                ____
        Secretary of State

                By: Linda O’Neill

FILED : 01/09/2006
CID: 2006-00505749
WY Secretary of State

ARTICLES OF INCORPORATION OF

MAXLIFE FUND CORP

ARTICLE I. The name of the corporation is: MAXLIFE FUND CORP
ARTICLE II. Its registered office in the State of Wyoming is located at 123 West First Street, Suite 675, Casper WY 82601. This Corporation may maintain an office, or offices, In such other place within or without the State of Wyoming as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Wyoming as well as within the State of Wyoming,
ARTICLE III. The Corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful businesses for which corporations may be organized under the Wyoming Business Corporation Act.
ARTICLE IV. The period of its duration is perpetual.
ARTICLE V. The aggregate number of shares, which the corporation shall have authority to issue, is an unlimited number of shares of no-par common stock. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.
ARTICLE VI. The transfer of shares shall be unrestricted, except as provided by any future buy-sell agreement signed by all of the stockholders.
ARTICLE VII. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.
ARTICLE VIII. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

The name and post office address of the first Board of Directors shall be one (1) in number and listed as follows:
NAME  POST OFFICE ADDRESS
G. D. Jain  123 West First Street, Suite 675, Casper, WY 82601
ARTICLE IX. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:
NAME  POST OFFICE ADDRESS
G. D. Jain  123 West First Street, Suite 675, Casper, WY 82601
ARTICLE X. The registered agent for this corporation shall be: Gustaf Inc. The address of said agent, and the registered or statutory address of this corporation in the state of Wyoming, shall be: 123 West First Street, Suite 675, Casper WY 82601
ARTICLE XI. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the Corporation.
To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.
By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee, or committees, shall have such name, or names, as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to self, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions.

ARTICLE XII. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 17-16-833 of the Wyoming Statutes; (iii) for any breach of the directors duty of loyalty, as defined by the Wyoming Business Corporation Act, to the corporation or its shareholders; or (iv) for any transaction from which the officer or director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE XIII. Except with respect to amending the non-assessability of shares per Article VII, this Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator herein before named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Wyoming, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of January, 2006.

/s/ Guillermo D. Jalil

    Guillermo D. Jalil

FILED: 10/09/2006
CID: 2006-00505749
WY Secretary of State

Doc. ID: 2006-00523216

ARTICLES OF AMENDMENT
(BY SHAREHOLDERS)

Wyoming Secretary of State	Phone(307) 777-7311/7312
The Capitol Building, Room 110	Fax (307) 777-5339
200W. 24th Street Cheyenne, WY 82002-0020	E-mail: corporations@state.wy.us

1. The name of the corporation is: Maxlife Fund Corp, Inc.

2. Article v is amended as follows:

The aggregate number of shares, which the corporation shall have authority to issue, shall consist of Two-Hundred million (200,000,000) shares of Common Stock with par value of $.001, and One-Hundred million (100,000,000) shares of Preferred Stock with par value of $.001.

3. The amendment was adopted on September 27, 2006  , by the shareholders.

4. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: Common Stock - 30,129,100 and the number of votes of each voting group indisputably represented at the meeting:  20,000,000

5. Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment OR the total number of undisputed votes cast for the amendment by each voting group: 20,000,000

6. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself

Date: September 27, 2006  Signed: /s/ B. Kurtz
     Title: CEO

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Filing Fee: $50.00

Instructions:

1.	The document may be executed by the Chairman of the Board, President or another of its officers.

2.	The document shall be accompanied by one (1) exact or photo copy